As filed with the Securities and Exchange Commission June 22, 2018

Registration No. 333-222790

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-222790

UNDER

THE SECURITIES ACT OF 1933

ARMO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	27-3454138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ARMO BIOSCIENCES, INC. 2018 EQUITY INCENTIVE PLAN

ARMO BIOSCIENCES, INC. 2012 STOCK PLAN

ARMO BIOSCIENCES, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

575 Chesapeake Drive

Redwood City, CA 94063

(650) 779-5075

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darren J. Carroll

ARMO BioSciences, Inc.

c/o Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Daniel A. Neff

Mark Gordon

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

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Large accelerated filer	☐	Accelerated filer	☐

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		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by ARMO BioSciences, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-222790) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2018, pertaining to the registration of up to 5,794,912 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). Up to 3,175,864 of such shares were registered and reserved for issuance pursuant to the ARMO BioSciences, Inc. 2018 Equity Incentive Plan, up to 2,301,462 of such shares were registered and reserved for issuance pursuant to stock option awards outstanding under the ARMO BioSciences, Inc. 2012 Stock Plan, and up to 317,586 of such shares were registered and reserved for issuance pursuant to the ARMO BioSciences, Inc. 2018 Employee Stock Purchase Plan.

On May 9, 2018, the Company entered into an Agreement and Plan of Merger with Eli Lilly and Company, an Indiana corporation (“Lilly”), and Bluegill Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lilly (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly-owned subsidiary of Lilly (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. The Merger became effective on June 22, 2018.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby deregisters and removes from registration all securities reserved for issuance and registered under the Registration Statement that remain unsold as the effective date of the Merger. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that all of the requirements for filing on Form S-8 are met and it has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 22, 2018. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

ARMO BIOSCIENCES, INC.

By:	/s/ Darren J. Carroll
Darren J. Carroll President